Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-03

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI ANNOUNCES KEY PERSONNEL APPOINTMENTS

CARENCRO, LA – JANUARY 17, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the addition of Carleen Naumann as General Manager of OMNI’s Environmental Business Development and the appointment of Gregory B. Milton as the Company’s Chief Accounting Officer.

Ms. Naumann joins OMNI with more than 13 years of environmental operations and business development experience including Operations Manager for M-I SWACO, Environmental Manager for Earthlock Technologies, L.L.C. and Environmental Operations Manager for Newpark Drilling Fluids, Inc. She serves as Treasurer for the National Board of Directors of American Association of Drilling Engineers and Secretary for the Lafayette Chapter. She has an undergraduate degree in Petroleum Land Management and Business Management from University of Southwestern Louisiana (now the University of Louisiana at Lafayette).

Mr. Milton joined OMNI in 2005 as its Director of Financial Reporting with more than 20 years experience in public accounting. Mr. Milton is a certified public accountant who began his public accounting career with a large, local public accounting firm and in 1993 became a partner in the auditing department of that accounting firm. He brings with him extensive experience in financial statement preparation and reporting, taxation and computer software applications. He is an accounting graduate from the University of Southwestern Louisiana (now the University of Louisiana at Lafayette) and is a member of the Louisiana State Board of Certified Public Accountants, the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.